Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, APRIL 6, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES ACQUISITION OF THE WESTIN ST. FRANCIS SAN FRANCISCO HOTEL

Chicago, IL – April 6, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced the company has signed an agreement to acquire the Westin St. Francis San Francisco hotel from an affiliate of Blackstone Real Estate Partners for a purchase price of $440.0 million. The acquisition, which is expected to close during the second quarter 2006, remains subject to customary closing conditions.

The 1,195-room iconic hotel is located on Union Square in the heart of downtown San Francisco. The hotel features 45 luxury suites, 50,000 square feet of meeting space, 39,000 square feet of retail space with a significant presence on Union Square, a 4,600 square foot health club and spa, and four premium food and beverage outlets. Westin, an affiliate of Starwood, will continue to manage the property subsequent to the closing of the acquisition.

The company forecasts that the property will contribute between $19.0 million and $21.0 million of EBITDA in the last seven months of 2006 and between $32.0 million and $34.0 million in the first twelve months of ownership.

Laurence Geller, Chief Executive Officer of Strategic Hotels & Resorts, commented, “San Francisco has lagged the broader market recovery and is poised for significant and sustainable growth. The St. Francis enjoys the city’s premier location as the only hotel facing Union Square, the center of San Francisco’s finest retail outlets and tourism market. Significant value-added opportunities exist through the conversion and realignment of the retailing space, guestrooms and public areas to capitalize on the hotel’s scale, location and existing facilities. This transaction represents a continuation of the strong relationship we have enjoyed with Blackstone over the past decade.”

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About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT), which owns and asset manages high-end hotels and resorts. The company has ownership interests in 18 properties with an aggregate of 8,480 rooms. For further information, please visit the company's website at http://www.strategichotels.com/

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include but are not limited to the following: availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; economic conditions generally and in the real estate market specifically; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disasters; the pace and extent of the recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.